BRADY & PAUL COMMUNICATIONS INC.

7 ORANGE STREET

NEWBURYPORT, MA 01950

TEL. 978/463-2255

FAX: 978/463-0926

Bradybrady@aol.com

19 December 2005

LETTER OF AGREEMENT

Jim Walker, Managing Director

M Publishing, LLC

3538 Caruth Blvd – Ste 200

Dallas, TX 75225

Dear Jim:

This Letter is to summarize the Terms of Agreement we have discussed regarding work to be done for M Publishing, LLC (“M Publishing”) dba M: The Magazine for Montessori Families (“the Magazine”) and MtheMagazine.com (“the Website”).

Brady and Paul Communications, Inc. (“B&P”) acknowledges the proprietary business relationship and confidential agreement that M Publishing has with Montessori representatives, including American Montessori Society and BidGive International, Inc. to develop the Magazine, Website, and accompanying publicity and marketing materials to benefit and enhance Montessori education in the USA, Canada, and elsewhere.

We agree to oversee and assist in the implementation of a publishing program for M Publishing and the creation, already underway, of the Magazine.   We have already provided creative and editing and production services for a media kit and other preliminary marketing materials.  We further agree to edit, design and art direct magazine issues on a bimonthly basis for two years, including all collateral materials for marketing and branding the Magazine and Website.  Our duties shall include developing lineups, assigning stories, preparing layouts for each issue and interacting with all principles plus the printer so that the Magazine and Website are done in a professional manner.  We agree to provide our services on a timely basis so that all work is done with your input, review and approval.  We agree that all work performed hereunder by B&P shall be considered “work for hire” such that all work is and becomes the sole and exclusive property (intellectual property) of M Publishing.

We have received $7,500 from your office as earnest money on the project thus far.   An additional payment of $1,125 is forthcoming from your office for work on the Montessori centennial program.

You agree to pay us the following plus reasonable and necessary monthly expenses according to the following schedule:

$10,000 per issue for production assistance and studio overhead. Such payments shall accrue until M Publishing has received sufficient revenues from advertising and subscription sales to cover these per issue payments.

Five (5) percent of total gross income in the first year of operation (January through December 2006) derived from the Magazine and Website.  Gross income shall include all revenues derived from advertising, website, all subscription sales and renewals (including discounted sales, but excluding all complimentary and promotional copies), reprint and related book sales, folios and any other ancillary revenue streams associated with the Magazine and Website.  Brady & Paul will be paid such sums as are due under this Agreement monthly on the 15th of each month, following collection and regular computation of monies for each preceding month.

Seven and one-half (7.5) percent of total gross income in the second year of operation (January through December 2007) derived from the Magazine and Website.  Terms and payment schedules identical to above.

Monthly expenses may include travel, phone/fax, FedEx, typography, customized lettering charges, service bureau fees, slides and any other costs incurred in behalf of the project.  Any expense in excess of $500 must be pre-approved.  An invoice and copies of all available receipts will be provided for reimbursement.  Expenses shall be reimbursed thirty days after receipt of invoice.

The services to be provided include only those stated and that are reasonable and customary.  Additional services will be provided after discussion and agreement on a supplemental budget. After August 31, 2006, B & P may terminate this Agreement upon ninety (90) days prior written notice to M Publishing. M Publishing may terminate Brady & Paul upon fourteen (14) days written notice for failure to render timely professional advice and assistance or for malfeasance if B & P fails to remedy such failings within the notice period.  In the event B & P is terminated for cause as set forth above, B & P shall receive a discontinuation fee in acknowledgement of B & P’s present efforts in creation of the Magazine of $10,000 per month for the duration of the initial contract term ending December 31, 2007.

If the terms of this Letter are acceptable to you, please sign one.

Upon receipt of your signed copy of this Letter, we will proceed pursuant to the terms of this Letter of Agreement full speed.

The signatures below attest to agreement on the terms outlined above:

_____________________________

  ___________________________

JOHN BRADY

              JIM WALKER

Brady & Paul Communications Inc.

  Managing Director

Fed #04-2974516

  M Publishing, LLC

 Date: _______________________

Acknowledged, Accepted and Approved:

_________________________________

American Montessori Society, Inc.

Richard Ungerer, Executive Director

Date: _____________________

JOHN BRADY
Brady & Paul Communications Inc.
Fed #04-2974516

JIM WALKER
Managing Director
M Publishing, LLC

Date: January 19, 2006

Acknowledged, Accepted and Approved:

____
American Montessori Society, Inc.
Richard Ungerer, Executive Director
Date: ____________________